                          CERTIFICATE OF DESIGNATIONS,


                             PREFERENCES AND RIGHTS


                                     OF THE


                      SERIES D CONVERTIBLE PREFERRED STOCK


                                       OF


                       SHARED TECHNOLOGIES CELLULAR, INC.


                         PURSUANT TO SECTION 151 OF THE
                        DELAWARE GENERAL CORPORATION LAW


      Shared Technologies Cellular, Inc., a Delaware corporation (the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

       RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Corporation's Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and states that the designation and number of shares, and the relative rights, preferences, privileges and restrictions thereof, shall be as set forth in EXHIBIT A attached hereto.

      IN WITNESS WHEREOF, the Corporation has executed this Certificate of Designation as of the 1st day of October, 1999.




SHARED TECHNOLOGIES CELLULAR, INC.


By:   /s/  Anthony D. Autorino
      ------------------------
      Anthony D. Autorino
      Chairman and Chief Executive Officer


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                                                                       EXHIBIT A

1.    DESIGNATION AND AMOUNT.

      The designation of this series, which consists of ten thousand (10,000) shares of Preferred Stock, is the "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and the face amount of each share of Series D Preferred Stock (each, a "Series D Preferred Share" and collectively, the "Series D Preferred Shares") shall be One Thousand Dollars ($1,000) per Series D Preferred Share (the "Stated Value"). The date on which the Series D Preferred Shares are issued and sold pursuant to the Securities Purchase Agreement, dated as of October 1, 1999, between the Company and the Purchasers named therein (the "Securities Purchase Agreement") is referred to herein as the "Issue Date". The holders of Series D Preferred Shares are each referred to as a "Holder" and, collectively, as the "Holders".

2.    DIVIDENDS.

      The Series D Preferred Stock will not bear dividends.

3.    PRIORITY.

      (a) Payment upon Dissolution.

            (i) Upon the occurrence of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Corporation (each, a "Liquidation Event"), no distribution shall be made to the holders of any shares of Junior Securities (as defined below) unless, following the payment of preferential amounts on all Senior Securities (as defined below), each Holder shall have received the Liquidation Preference (as defined below) with respect to each Series D Preferred Share then held by such Holder. In the event that upon the occurrence of a Liquidation Event, and following the payment of preferential amounts on all Senior Securities, the assets available for distribution to the Holders and the holders of Pari Passu Securities (as defined below) are insufficient to pay the Liquidation Preference with respect to all of the outstanding Series D Preferred Shares and the preferential amounts payable to such holders, the entire assets of the Corporation shall be distributed ratably among the Series D Preferred Shares and the shares of Pari Passu Securities in proportion to the ratio that the preferential amount payable on each such share (which shall be the Liquidation Preference in the case of a Series D Preferred Share) bears to the aggregate preferential amount payable on all such shares.

            (ii) The "Liquidation Preference" with respect to a Series D Preferred Share shall mean an amount equal to the Stated Value of such Series D Preferred Share plus the Premium (as defined below) accrued on such Series D Preferred Share in accordance with the terms hereof. "Junior Securities" shall mean the Common Stock and all other capital stock of the Corporation that are not Pari Passu Securities or do not have a preference over the Series D Preferred Stock in respect of redemption or distribution upon liquidation. "Pari Passu Securities" shall mean the Series C Convertible Preferred Stock of the Corporation and any other securities ranking pari passu with the Series D Preferred Stock in respect of redemption or distribution upon liquidation. "Senior Securities" shall mean (i) any debt issued or assumed by the Corporation and (ii) any securities of the Corporation which by their terms have a preference over the Series D Preferred Stock in respect of redemption or distribution upon liquidation.

4.    CONVERSION.

      (a) Right to Convert. Each Holder shall have the right to convert, at any time and from time to time after the Issue Date, all or any part of the Series D Preferred Shares held by such Holder into such number of fully paid and non-assessable shares ("Conversion Shares") of the Common Stock as is determined in accordance with the terms hereof (a "Conversion").

      (b) Conversion Notice. In order to convert Series D Preferred Shares, a Holder shall send by facsimile transmission, at any time prior to 11:59 p.m., eastern time, on the date on which such Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion (a "Conversion Notice"), in substantially the form of Exhibit A-1 hereto, to the Corporation and to the Corporation's transfer agent for the Common Stock (the "Transfer Agent") stating the number of Series D Preferred Shares to be converted, the amount of Premium (as defined below) accrued thereon, the applicable Conversion Price (as defined below) and a calculation of the number of shares of Common Stock issuable upon such Conversion and (ii) a copy of the certificate or certificates representing the Series D Preferred Shares being converted. The Holder shall thereafter send the original of the Conversion Notice and of such certificate or certificates to the Transfer Agent. The Corporation shall issue a new certificate for Series D Preferred Shares in the event that less than all of the Series D Preferred Shares represented by a certificate delivered to the Corporation in connection with a Conversion are converted. Except as otherwise provided herein, upon delivery of a Conversion Notice by a Holder in accordance with the terms hereof, such Holder shall, as of the applicable Conversion Date, be deemed for all purposes to be record owner of the Common Stock to which such Conversion Notice relates. In the case of a dispute between the Corporation and a Holder as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Corporation shall issue to such Holder the number of Conversion Shares that are not disputed within the time frames specified in paragraph 4(e) below and shall submit the disputed calculations to its independent accountant within one (1) Business Day of receipt of such Holder's Conversion Notice. The Corporation shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Corporation and such Holder of the results in writing no later than five (5) Business Days following the Corporation's receipt of such Holder's Conversion Notice (such 5th Business Day being referred to herein as the "Disputed Share Calculation Date"). Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

      (c) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Corporation pursuant to a Conversion shall be determined in accordance with the following formula:

                                     SV + P
                                     ------
                                       CP


where SV represents the aggregate Stated Value of the Series D Preferred Shares to be converted,


      P represents the aggregate Premium (i) accrued on such Series D Preferred Shares and (ii) eligible for payment by the Corporation in Conversion Shares, it being understood that, unless each of the Premium Share Conditions (as defined in paragraph 4(f) below) is satisfied or waived by the Holder of such Series D Preferred Shares, the Corporation may not pay accrued Premium in shares of Common Stock and must pay such Premium on the applicable Delivery Date (as defined below) in immediately available funds in accordance with the terms of this Certificate, and

      CP represents the Conversion Price (as defined below) in effect on the applicable Conversion Date.

"Premium" with respect to a Series D Preferred Share shall be determined in accordance with the following formula:


                                   (SV)(.06)(N)
                                   ------------
                                        365


where SV represents the Stated Value of such Series D Preferred Share, and


      N represents the number of days elapsed from the Issue Date through and including the Conversion Date relating to such Series D Preferred Share.

Subject to adjustment as provided elsewhere herein, "Conversion Price" shall mean $8.875.


      (d) Certain Definitions. "Trading Day" means any day on which the Common Stock is purchased and sold on the principal securities exchange or market on which the Common Stock is then listed or traded. "Business Day" means any day on which the New York Stock Exchange and commercial banks located in the City of New York are open for business.

      (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice from a Holder pursuant to paragraph 4(b) above, the Corporation shall, on or before the close of business on the latest to occur of (i) the third (3rd) Business Day following the Conversion Date set forth in such Conversion Notice,
(ii) the Business Day immediately following the day on which the certificates representing the Series D Preferred Shares are delivered by such Holder to the Corporation or the Transfer Agent, and (iii) with respect to Conversion Shares that are the subject of a dispute as described in paragraph 4(b) above, the Business Day immediately following the Disputed Share Calculation Date (the latest of such Business Days being referred to herein as the "Delivery Date"), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares to which such Holder is entitled to receive as provided herein. The Corporation shall effect delivery of Conversion Shares to a Holder by, as long as the Transfer Agent participates in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program ("FAST"), crediting the account of such Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that Transfer Agent is not a participant in FAST or if a Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Corporation shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the rounded to the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend as long as (A) the sale, transfer, pledge or other disposition of such Conversion Shares is covered by an effective registration statement, (B) such Conversion Shares have been publicly sold pursuant to Rule 144 ("Rule 144"), or (C) such Conversion Shares can be sold pursuant to Rule 144(k) under Securities Act of 1933, as amended (the "Securities Act"), or any successor rule or provision.

      (f) Failure to Deliver Conversion Shares.

            (i) In the event that the Corporation fails for any reason to deliver to a Holder certificates (without any restrictive legend in the circumstances described in clause (A) or (B) of paragraph 4(e) above) representing the number of Conversion Shares specified in the applicable Conversion Notice on or before the Delivery Date therefor (a "Conversion Default") as a result of any willful action or any willful failure to act on the part of the Corporation, and such failure to deliver certificates continues for twenty (20) Business Days following the delivery of written notice thereof from such Holder (such tenth Business Day being referred to herein as the "Conversion Default Date"), the Corporation shall pay to such Holder payments ("Conversion Default Payments") in the amount of (i) "N" multiplied by (ii) the aggregate Stated Value of the Series D Preferred Shares which are the subject of such Conversion Default multiplied by (iii) one percent (1%), where "N" equals the number of days elapsed between the Conversion Default Date and the earlier to occur of (A) the date on which all of the certificates (without any restrictive legend in the circumstances described in clause (A),

(B) or (C) of paragraph 4(e) above) representing such Conversion Shares are issued and delivered to such Holder, (B) the date on which such Series D Preferred Shares are redeemed pursuant to the terms hereof and (C) the date on which a Withdrawal Notice (as defined below) is delivered to the Corporation. Amounts payable under this subparagraph (f) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day of the calendar month immediately following the calendar month in which such amounts have accrued.

            (ii) In the event that a Holder has not received certificates representing the Conversion Shares by the twentieth (20th) Business Day following a Conversion Default as a result of any willful action or any willful failure to act on the part of the Corporation, such Holder may, upon written notice (a "Withdrawal Notice") delivered to the Corporation on such Business Day or on any Business Day thereafter (unless, prior to the delivery of such notice, such Conversion Shares are delivered to such Holder), withdraw its Conversion Notice with respect to such Conversion Shares and regain its rights as a Holder of the Series D Preferred Shares that are the subject of such Conversion Default. In such event, the Conversion Price that would otherwise be in effect when such Series D Preferred Shares are thereafter converted in accordance with the terms hereof shall be reduced by one percent (1%) for each day occurring during the period immediately following such 10th Business Day until the day on which the such Holder delivers a Withdrawal Notice to the Corporation; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%). (For example, if such Conversion Default were to continue for five days following such 10th Business Day, such Conversion Price would be reduced by 5%; if for ten days, by 10%; and for fifty days or more, 50%, so that the number of Conversion Shares deliverable upon conversion of such Series D Preferred Shares would be increased proportionately). Upon delivery by a Holder of a Withdrawal Notice, such Holder shall retain all of such Holder's rights and remedies with respect to the Corporation's failure to deliver such Conversion Shares (including without limitation the right to receive the cash payments specified in subparagraph 4(f)(i) above).

            (iii) In addition to any other remedies provided herein, each Holder shall have the right to pursue actual damages for the Corporation's failure to issue and deliver Conversion Shares on the applicable Delivery Date (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving Conversion Shares upon Conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate Conversion Price for such Conversion Shares, and such Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

      (g) Premium Share Conditions. The Corporation's right to pay accrued Premium in Conversion Shares upon conversion of a Series D Preferred Share is conditioned upon the satisfaction of each of the following conditions (the "Premium Share

Conditions"):

            (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is sufficient to pay such Premium in Conversion Shares; and

            (ii) the Common Stock is authorized for quotation on the Nasdaq SmallCap Market or the Nasdaq National Market or for listing or quotation on the New York Stock Exchange or any other national securities exchange and trading in the Common Stock on such market or exchange has not been suspended;

In the event that any Premium Share Condition is not satisfied as of the Conversion Date for a Series D Preferred Share, the premium accrued on such Series D Preferred Share shall be payable by the Corporation to the Holder thereof in immediately available funds on the Delivery Date immediately following such Conversion Date. If the Corporation fails to deliver the amount of such Premium in immediately available funds to a Holder on or before the close of business on the Delivery Date therefor (a "Premium Cash Default"), such amount will bear interest at an annual rate equal to at the lower of (x) ten percent (10%) and (y) the highest interest rate permitted by applicable law (the "Default Interest Rate"), accruing on a daily basis from and after such Delivery Date until such amount is paid in full.

      (h) Conversion at Maturity. On the date which is five (5) years following the Issue Date (the "Maturity Date"), each Series D Preferred Share then outstanding shall be automatically converted into the number of shares of Common Stock equal to the Liquidation Preference of such shares divided by the Conversion Price then in effect (a "Conversion at Maturity"); provided, however, that if, on the Maturity Date, (i) the number of shares of Common Stock authorized, unissued and unreserved for all other purposes, or held in the Corporation's treasury, is not sufficient to effect the issuance and delivery of the number of Conversion Shares into which all outstanding Series D Preferred Shares are then convertible, or (ii) the Common Stock is not designated for quotation or listed on the Nasdaq SmallCap Market, the Nasdaq National Market or the New York Stock Exchange or trading in the Common Stock on such market or exchange has been suspended, each Holder shall have the option, upon written notice to the Corporation, to retain its rights as a holder of Series D Preferred Shares, including without limitation, the right to convert such Series D Preferred Shares in accordance with the terms of paragraphs 4(a) through 4(e) hereof and, upon delivery of such notice, such Series D Preferred Shares shall not be subject to a Conversion at Maturity hereunder until the thirtieth (30th) day following the later of (a) the date on which the event specified (i) or (ii) is no longer continuing and (b) the date on which the Corporation delivers to each Holder written notice to such effect, and in such event, such thirtieth day shall be deemed to be the Maturity Date for purposes of this Certificate of Designation. If a Conversion at Maturity occurs, the Corporation and each Holder shall follow the procedures for Conversion set forth in this Section 4, with the Maturity Date deemed to be the Conversion Date, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph 4(b).

5.    ADJUSTMENTS TO CONVERSION PRICE.

      (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the Conversion of all of the Series D Preferred Shares, (A) the number of outstanding shares of Common Stock is increased by a stock split, a stock dividend on the Common Stock, a reclassification of the Common Stock, or other similar event, the Conversion Price shall be proportionately reduced, or
(B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof.

      (b) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the Series D Preferred Shares, there shall be any merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity (an "Exchange Transaction"), then such Holder shall (A) upon the consummation of such Exchange Transaction, have the right to receive, with respect to any shares of Common Stock then held by such Holder, or which such Holder is then entitled to receive pursuant to a Conversion Notice previously delivered by such Holder (and without regard to whether such shares contain a restrictive legend or are freely-tradable), the same amount and type of consideration (including without limitation, stock, securities and/or other assets) and on the same terms as a holder of shares of Common Stock would be entitled to receive in connection with the consummation of such Exchange Transaction (the "Exchange Consideration"), and (B) upon the Conversion of Series D Preferred Shares occurring subsequent to the consummation of such Exchange Transaction (a "Subsequent Conversion"), have the right to receive the Exchange Consideration which such Holder would have been entitled to receive in connection with such Exchange Transaction had such shares been converted immediately prior to such Exchange Transaction at the Conversion Price applicable on the Conversion Date relating to such Subsequent Conversion, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the Conversion of such Series D Preferred Shares. The Corporation shall not effect any Exchange Transaction unless (i) it first gives to each Holder twenty (20) days prior written notice of such Exchange Transaction (an "Exchange Notice"), and makes a public announcement of such event at the same time that it gives such notice (it being understood that the filing by the Corporation of a Form 8-K for the purpose of disclosing the anticipated consummation of the Exchange Transaction shall constitute an Exchange Notice for purposes of this provision) and (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation hereunder, including the terms of this subparagraph 5(b), and under the Securities Purchase Agreement and the Registration Rights Agreement.

      (c) Distribution of Assets. If the Corporation or any of its subsidiaries shall declare or make any distribution of cash, evidences of indebtedness or other securities or assets (other than cash dividends or distributions payable out of earned surplus or net profits for the current or the immediately preceding year), or any rights to acquire any of the foregoing, to holders of Common Stock (or to a holder of the common stock of any such subsidiary) as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Corporation (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining stockholders entitled to such Distribution, the applicable Conversion Price for Series D Preferred Shares not converted prior to the record date of a Distribution shall be reduced by an amount equal to the fair market value of the assets so distributed with respect to each share of Common Stock, such fair market value to be determined by an investment banking firm selected by all of the holders of Series D Preferred Shares then outstanding and reasonably acceptable to the Corporation.

      (d) Adjustments to Conversion Price for Diluting Issues:

            (i) Special Definitions. For purposes of this subparagraph 5(d), the following definitions shall apply:

                  (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                  (B) "Original Issue Date" shall mean the date on which a Series D Preferred Share was first issued.

                  (C) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                  " (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to subparagraph 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                        (I) upon conversion of any Convertible Securities outstanding on the Original Issue Date, or upon exercise of any Options outstanding on the Original Issue Date;

                        (II) as a dividend or distribution on the Preferred
Stock;

                        (III) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by subparagraph 5(a) or 5(c) above;

                        (IV) to employees or directors of, or consultants to, the

Corporation pursuant to a stock option, restricted stock or other plan or arrangement approved by the Board of Directors of the Corporation, such number of shares not to exceed 15% of the total number of shares of Common Stock from time to time outstanding, calculated on a fully diluted basis; plus any shares of Common Stock subject to options that terminate unexercised (and are eligible to be regranted under the terms of the applicable plan or arrangement) and shares of restricted stock repurchased from employees upon termination of employment; or

                        (V) in connection with joint venture and corporate partnering relationships approved by the Board of Directors of the Corporation, and in connection with acquisition transactions approved by the Board of Directors of the Corporation.

            (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series D Preferred Stock is convertible shall be made by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to subparagraph 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares, or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least a majority of the then outstanding shares of Series D Preferred Stock, agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

            (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subparagraph 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                  (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                  (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                  (C) Upon the expiration or termination of any unexercised Option, the Conversion Price shall be readjusted to reflect the Conversion Price in effect at the time of the issuance of the expired or terminated Options, with such additional adjustments as would have been made to the Conversion Price had the expired or terminated Options not been issued, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price;

                  (D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment, which was made upon the issuance of such Option or Convertible Security which has not been exercised or converted prior to such change, been made upon the basis of such change; and

                  (E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

            (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph 5(d)(iii), but excluding shares issued as a stock split or combination as provided in subparagraph 5(a) or upon a dividend or distribution as provided in subparagraph 5(c)), without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this subparagraph 5(d)(iv), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding Options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issuance of Additional Shares of Common Stock that is the subject of this calculation.

            (v) Determination of Consideration. For purposes of this subparagraph 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                  (A) Cash and Property: Such consideration shall:

                        (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

                        (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                        (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

                  (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                        (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                        (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

            (vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock which are comprised of shares of the same series or class of Preferred Stock, and such issuance dates occur within a period of no more than 120 days, then the Conversion Price shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

      (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series D Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series D Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series D Preferred Stock.

      (f) No Fractional Shares. If any adjustment under this Section would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be rounded to the nearest whole number of shares.

6.    MANDATORY CONVERSION.

      (a) Mandatory Conversion. The Corporation shall have the right, upon the satisfaction of each of the Mandatory Conversion Conditions (as defined below), to require conversion of all of the Series D Preferred Shares outstanding on the Mandatory Conversion Date (as defined below)(a "Mandatory Conversion"). In the event of a Mandatory Conversion, the Corporation and each Holder shall follow the procedures for Conversion set forth in Section 4 above, with the Mandatory Conversion Date (as defined below) deemed to be the Conversion Date, except that a Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 4.

      (b) Mandatory Conversion Notice. In order to effect a Mandatory Conversion hereunder, the Corporation must deliver to each Holder written notice thereof (a "Mandatory Conversion Notice") on or before 5:00 p.m. (eastern time) on a Business Day (the "Mandatory Conversion Notice Date") that (i) occurs on or before the third Business Day immediately following the last Trading Day of the Mandatory Conversion Period (as defined below) and (ii) is not less than fifteen
(15) Trading Days prior to the date on which such Mandatory Conversion is to be effected (the "Mandatory Conversion Date") and, at the same time that it delivers such notice, the Corporation shall confirm delivery thereof with each Holder by telephone, either personally or by voicemail message. Notwithstanding the delivery by the Corporation of a Mandatory Conversion Notice, nothing contained herein shall be deemed to limit in any way the right of a Holder to convert Series D Preferred Shares prior to the

Mandatory Conversion Date.

            (c) Mandatory Conversion Conditions. The Mandatory Conversion Conditions are as follows:

                  (i) at any time after the 365-day period following the Closing Date, the Closing Sale Price shall have been greater than $18.00 for fifteen
(15) consecutive Trading Days (such 15-Trading Day period being referred to herein as a "Mandatory Conversion Period"); and

                  (ii) during the Mandatory Conversion Period, on the Mandatory Conversion Notice Date and at all times during the period from the Mandatory Conversion Notice Date through the Mandatory Conversion Date, (y) the Common Stock shall be listed on the Nasdaq SmallCap Market, the Nasdaq National Market System or the New York Stock Exchange, and (z) trading in the Common Stock, or trading generally, shall not have been suspended by the principal market on which the Common Stock is traded;

7.    REDEMPTION.

      (A) Mandatory Redemption by the Holder.

            (a) Mandatory Redemption. In the event that a Mandatory Redemption Event (as defined below) occurs, each Holder shall have the right to require the Corporation to redeem all or any portion of the Series D Preferred Shares held by such Holder (a "Mandatory Redemption") at the Mandatory Redemption Price (as defined herein). In order to exercise its right to effect a Mandatory Redemption, a Holder must deliver a written notice (a "Mandatory Redemption Notice") to the Corporation at any time on or before 5:00 p.m. (eastern time) on the third (3rd) Business Day following the Business Day on which the Mandatory Redemption Event to which such Mandatory Redemption Notice relates is no longer continuing. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the "Mandatory Redemption Date") and the number of such shares to be redeemed.

            (b) Mandatory Redemption Event. Each of the following events shall be deemed a "Mandatory Redemption Event":

                  (i) the Corporation fails for any reason (including without limitation as a result of not having a sufficient number of shares of Common Stock authorized and reserved for issuance) to issue shares of Common Stock to a Holder and deliver certificates representing such shares to such Holder as and when required by the provisions hereof upon Conversion of any Series D Preferred Shares, as a result of any willful action or willful failure to act on the part of the Corporation, and such failure continues for twenty (20) Business Days;

                  (ii) the Corporation breaches, in a material respect, any covenant or other material term or condition of this Certificate, the Securities Purchase Agreement, the Registration Rights Agreement, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of five (5) Business Days after written notice thereof to the Corporation from a Holder;

                  (iii) any material representation or warranty made by the Corporation in the Securities Purchase Agreement, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby or thereby is inaccurate or misleading in any material respect as of the date such representation or warranty was made;

                  (iv) The effectiveness of any demand Registration Statement required to be maintained pursuant to the terms of the Registration Rights Agreement lapses for any reason (including without limitation, the issuance of a stop order) or is unavailable to the Holder for the sale of Conversion Shares in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Business Days (other than as permitted under the Registration Rights Agreement), in any twelve
(12) month period, provided that such lapse or unavailability occurs as a result of any willful action or willful failure to act on the part of the Corporation; and

                  (v) the Common Stock is not quoted on the Nasdaq SmallCap Market or the Nasdaq National Market or listed on the New York State Exchange, or trading in the Common Stock on such market or exchange is suspended and such suspension is in effect for more than five consecutive (5) Trading Days, and such suspension or failure to be so quoted or listed occurs as a result of any willful action or willful failure to act on the part of the Corporation.

            (c) Mandatory Redemption Price. The "Mandatory Redemption Price" shall be equal to the greater of (i) the Liquidation Preference of the Series D Preferred Shares being redeemed multiplied by one hundred and fifteen percent (115%) and (ii) an amount determined by dividing the Liquidation Preference of the Series D Preferred Shares being redeemed by the Conversion Price in effect on the Mandatory Redemption Date and multiplying the resulting quotient by the average Closing Trade Price for the Common Stock on the five (5) Trading Days immediately preceding (but not including) the Mandatory Redemption Date.

            (d) Payment of Mandatory Redemption Price.

                  (i) The Corporation shall pay the Mandatory Redemption Price to the Holder exercising its right to redemption on the later to occur of (i) the fifth (5th) Business Day following the Mandatory Redemption Date and (ii) the date on which the Series D Preferred Shares being redeemed are delivered by the Purchaser to the Corporation for cancellation (the "Mandatory Redemption Payment Date").

                  (ii) If Corporation fails to pay the Mandatory Redemption Price to the Holder on or before the Mandatory Redemption Date, the Holder shall be entitled to interest thereon, from and after the Mandatory Redemption Payment Date until the Mandatory Redemption Price has been paid in full, at an annual rate equal to the Default Interest Rate.

                  (iii) If the Corporation fails to pay the Mandatory Redemption Price within ten (10) Business Days of the Mandatory Redemption Date, then the Holder shall have the right to regain its rights as a Holder of the Series D Preferred Stock and, upon written notice to such effect from the Holder, the Corporation shall return to such Holder the certificates representing the Series D Preferred Shares that were delivered to the Corporation in connection with such Mandatory Redemption; in such event, the Conversion Price otherwise applicable to future Conversions of the Series D Preferred Shares shall be reduced by one percent (1%) for each day beyond such 10th Business Day in which the failure to pay the Mandatory Redemption Price continued until the date of such notice; provided, however, that the maximum percentage by which such Conversion Price may be reduced hereunder shall be fifty percent (50%).

8.    MISCELLANEOUS.

            (a) Transfer of Series D Preferred Shares. A Holder may sell or transfer all or any portion of the Series D Preferred Shares to any person or entity as long as such sale or transfer is the subject of an effective registration statement under the Securities Act or is exempt from registration thereunder and otherwise is made in accordance with the terms of the Securities Purchase Agreement. From and after the date of such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the Series D Preferred Shares that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

            (b) Notices. Except as otherwise provided herein, any notice, demand or request required or permitted to be given pursuant to the terms hereof, the form or delivery of which notice, demand or request is not otherwise specified herein, shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission on or before 5:00 p.m., eastern time, on a Business Day or, if such day is not a Business Day, on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed to the parties as follows:

            If to the Corporation:

            Shared Technologies Cellular, Inc.
            100 Great Meadow Road
            Suite 100
            Wethersfield, CT 06109
            Attn: Legal Department
            Tel:  (860) 258-2500
            Fax:  (860) 258-2455

            with a copy to:

            Day, Berry & Howard LLP
            260 Franklin Street
            Boston MA 02110
            Attn: Jeffrey A. Clopeck, Esq.
            Tel:   (617) 345-4600
            Fax:   (617) 345-4745

and if to any Holder, to such address for such Holder as shall be designated by such Holder in writing to the Corporation.


            (c) Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing Series D Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

            (d) No Voting Rights. Except as provided by applicable law and paragraph 8(g) below, the Holders of the Series D Preferred Shares shall have no voting rights with respect to the business, management or affairs of the Corporation; provided that the Corporation shall provide each Holder with prior notification of each meeting of stockholders (and copies of proxy statements and other information sent to such stockholders).

            (e) Remedies, Characterization, Other Obligations, Breaches and Injunctive Relief. The remedies provided to a Holder in this Certificate of Designation shall be cumulative and in addition to all other remedies available to such Holder under this Certificate of Designation or under any Transaction Document (as defined in the Securities Purchase Agreement), at law or in equity (including without limitation a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing contained herein shall limit such Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of these Certificate of Designation. The Corporation agrees with each Holder that there shall be no characterization concerning this instrument other than as specifically provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation agrees, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (f) Failure or Delay not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

            (g) Protective Provisions.

      So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval of the Holders of a majority of the outstanding shares of Series D Preferred Stock:

                  (i) alter, change, modify or amend (x) the terms of the Series D Preferred Stock in any way or (y) the terms of any other capital stock of the Corporation so as to affect adversely the Series D Preferred Stock;

                  (ii) create any new class or series of capital stock having a preference over or ranking pari passu with the Series D Preferred Stock as to redemption or distribution of assets upon a Liquidation Event or any other liquidation, dissolution or winding up of the Corporation;

                  (iii) increase the authorized number of shares of Series D Preferred Stock;

                  (iv) re-issue any shares of Series D Preferred Stock which have been converted or redeemed in accordance with the terms hereof;

                  (v) issue any Pari Passu Securities or Senior Securities (other than non-convertible debt securities or debt securities which are convertible into or exchangeable for Common Stock or any other equity or convertible security of the Corporation junior to the Series D Preferred Stock);

                  (vi) redeem, or declare, pay or make any provision for any dividend or distribution with respect to, the Common Stock or any other capital stock of the Corporation ranking junior to the Series D Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation; or

                  (vii) issue any Series D Preferred Stock except pursuant to the terms of the Securities Purchase Agreement.

      In the event that the Holders of at a majority of the outstanding shares of Series D Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock pursuant to the terms hereof, then the Corporation will deliver notice of such approved change to the holders of the Series D Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days following such delivery to convert their Series D Preferred Shares pursuant to the terms hereof as they existed prior to such alteration or change, or to continue to hold such Series D Preferred Shares. No such change shall be effective to the extent that, by its terms, it applies to less than all of the Holders of Series D Preferred Shares then outstanding.

            (h) BHCA Compliance. Notwithstanding the provisions of Section 4 and
Section 6 hereof, with respect to any Holder subject to the Bank Holding company Act of 1956 (the "BHCA"), only such number of the Series D Preferred Shares held by such Holder shall be convertible into Conversion Shares as may be permitted at any time under the BHCA. Any Series D Preferred Shares which are not convertible into Conversion Shares pursuant to the preceding sentence may be held by such Holder until such time as such Series D Preferred Shares may, in the opinion of counsel reasonable acceptable to such Holder, be converted into Conversion Shares without violating the BHCA.

                                                                     EXHIBIT A-1


                              NOTICE OF CONVERSION


The undersigned hereby elects to convert shares of Series D Convertible Preferred Stock (the "Preferred Stock"), represented by stock certificate No(s). _____________ (the "Preferred Stock Certificates"), into shares of common stock ("Common Stock") of Shared Technologies Cellular, Inc. according to the terms and conditions of the Certificate of Designation relating to the Preferred Stock (the "Certificate of Designation"), as of the date written below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Certificate of Designation.



                                Date of Conversion:____________________________

                                Number of Shares of Preferred Stock to be Converted:_____________________________________

                                Amount of Accrued Premium:_____________________

                                Applicable Conversion Price:___________________

                                Number of Shares of Common Stock to be
                                Issued:________________________________________

                                Name of Holder:________________________________

                                Address:_______________________________________
                                _______________________________________________
                                _______________________________________________
                                Signature:_____________________________________
                                     Name:
                                    Title:

Holder Requests Delivery to be made: (check one)


[ ]   By Delivery of Physical Certificates to the Above Address

[ ]   Through Depository Trust Corporation
      (Account __________________________)